Exhibit 99.1

July 07, 2011 08:29 AM Eastern Daylight Time

Sino Agro Food, Inc. Provides Update on Aquaculture Projects in China

GUANGZHOU, China--(BUSINESS WIRE)--Sino Agro Food, Inc. (Pink Sheet: SIAF), an emerging integrated, diversified agriculture technology and organic food company with subsidiaries operating in China, is pleased to provide an update on its aquaculture projects.

The Company currently has two joint venture projects underway, Enping City Bi Tao A Power Prawn Culture Development Co. Ltd., and Enping City Bi Tao A Power Fishery Development Co. Ltd., both of which the Company holds a 25% equity stake in. Both facilities use the Company’s A Power technology.

Enping City Bi Tao A Power Prawn Culture Development Co. Ltd.

On February 11th, 2011, an AP Technology Consulting Services Agreement between Capital Award, Inc., a wholly owned subsidiary of Sino Agro Food, Inc., and a group of Chinese businessmen, was executed to begin the development and construction of a prawn farm in Enping District, Guangdong Province, China. On May 23rd, 2011, local authorities approved the engineering and building plans, construction commenced shortly thereafter. To date, all earth works have been completed, perimeter fencing installed and a new electrical substation brought online. It is anticipated that phase one construction will be completed on or before September 30th, 2011. Phase one production is expected to produce some 500 Tons per year. There are four stages of development planned with total annual production expected to reach 2,000 tons of quality seafood and prawns per mid-year of 2013.

This new and modern aquaculture system technology pioneered by Capital Award Inc. to grow prawns indoor and on land under controlled environment, based on water re-circulation and recycling methods similar to our A Power Fish farm is to the best of management’s knowledge, the first of its kind in the world. The grow-out systems and tanks are modular in design and have the following features:

•	Solid waste separator and filters to collect all solid waste from the water.
•	Gravitation channels for the moving and grading of prawns between tanks.
•	Sand based multi-purpose filtration systems for the habitation of prawns.
•	Un-soluble waste bio-filters to absolve all un-soluble waste.
•	Fine screen separators to keep the fingerlings in the tanks.
•	Disinfection and antiseptic compartments.
•	Diseases eliminator compartments.
•	O3 generator compartments.
•	O2 injector chambers.
•	Sun-light penetrators.
•	Heat exchangers.

The system is designed to eliminate many problems that are associated with traditional prawn aquaculture systems and methods used in many Asian countries including China. Apart from the advantage derived from the controlled growing environment, it has many economical advantages as well, such as:

•	Power consumption (i.e. US$188. / Ton of production based on rate of US$0.11/Kw)
•	Water Consumption (i.e. Average of 35,000 l of water / Ton of production)
•	Mortality rate: (i.e. for the growing prawns from visible fingerlings at 10%)
•	Feed Conversion rate (i.e. Average on 1 kg of feed to 1 kg of prawn).
•	Farm labor (i.e. 150 man hours per ton of production)

Enping City Bi Tao A Power Fishery Development Co. Ltd.

Construction on the facility was completed in late 2010 and stocking operations commenced in early 2011. To date, 12 out of 16 grow tanks are in full operation stocked with approximately 120,000 x 60mm fingerlings, 80,000 x 80mm small fish and 50,000 x 100mm sized fish. The largest batches of fish are estimated at 20,000 x 120mm in size. Mortality rates have been recorded at approximately 10% in line with previous estimates. At the current growth rate, the first batch of 20,000 x 120mm fish should reach marketable size of an estimated 500 grams per fish on or before October 30, 2011.

The A-Power Technology Difference

A-Power Technology (“APT”) is an engineered, self-contained water treatment and re-circulating aquaculture system (“RAS”) for the growing of aquatic animals on a commercial scale. It mainly consists of the A-Power Grow Out Basin and the A-Power Treatment Stack equipment and operating techniques and procedures which Capital Award has established as essential or desirable for the establishment development and operation of the A-Power aquaculture system. In an APT designed fish growing system, fish produced are free from diseases commonly associated with other outdoor aquaculture methods. The system is fully integrated, automated and climate-controlled. With strict water quality management, APT fish growing system creates a stress-free environment for the fish. These ideal growing conditions enable improved productivity, mortality rates of less than 8% and feed-to-fish conversion ratio of 1:1 for pallet feed and 2:1 for non pallet feed. The system is housed on land in an enclosed environment under fully controlled conditions, and by avoiding contact with any outdoor contamination and using treated water; APT RAS produces healthy farmed fish guaranteed free of antibiotics and other pollutants.

It is an environmentally friendly system that recycles all water used in the farm. It enables the production and supply of fish in the vicinity of urban area all year round consistently. The RAS has been commercially applied in Europe and Australia for the past 30 years and APT has been commercially developed and used in Australia since 1998. However the RAS and APT are relatively new to the Asian countries including China.

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. (“SIAF”) (http://www.sinoagrofood.com) and (http://www.siafchina.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of China’s rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bio-organic fertilizer, stock feed, cash crops and hylocereus undatus plantations.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Sino Agro Food, Inc.
CEO Mr. Solomon Lee, 86-20-22057860
info@siafchina.com
Investor Relations (US and Europe)
Mr. Chad Sykes
Chad.Sykes@sinoagrofood.com